Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

May 21, 2019

Board of Directors
Sesen Bio, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142

Ladies and Gentlemen:

We are acting as counsel to Sesen Bio, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 2,877,362 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which includes (i) an aggregate of 1,102,362 Shares issuable pursuant to the Sesen Bio, Inc. 2014 Stock Incentive Plan (the “Plan”), (ii) 1,350,000 Shares that are issuable upon the exercise of a nonstatutory stock option award granted to the President and Chief Executive Officer of the Company as an inducement material to his acceptance of employment with the Company (the “CEO Inducement Option Award”) and (iii) 425,000 Shares that are issuable upon the exercise of a nonstatutory stock option award granted to the Chief Medical Officer of the Company as an inducement material to his acceptance of employment with the Company (the “CMO Inducement Option Award,” and together with the CEO Inducement Award, the “Inducement Awards”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan or the Inducement Awards, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a duly authorized committee thereof, the Plan or the Inducement Awards, as applicable, and any underlying award agreements or letters, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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